Exhibit 99.1

CONSENT OF LAZARD FRÈRES & CO. LLC

Special Committee of the Board of Directors of

Western Gas Holdings, LLC

1201 Lake Robbins Drive

The Woodlands, Texas 77380

Dear Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated November 7, 2018, to the Special Committee of the Board of Directors of Western Gas Holdings, LLC as Annex B to, and the reference to such opinion letter under the headings “Summary—Opinion of the Financial Advisor to the WES Special Committee” and “The Merger—Opinion of the Financial Advisor to the WES Special Committee” in, the proxy statement/prospectus relating to the proposed transaction involving Western Gas Partners, LP (“WES”) and Western Gas Equity Partners, LP., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of WES filed with the Securities and Exchange Commission on December 17, 2018 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
LAZARD FRÈRES & CO. LLC

By:	/s/ Douglas A. Fordyce
Douglas A. Fordyce
Managing Director

December 17, 2018